EX - 99.77C


Meeting of Stockholders

	On June 9, 2009, the Fund held its Annual Meeting of Stockholders. The following Directors were elected by the following votes: Peter J. Hooper 5,800,394 For; 814,412 Abstaining and George Moore 5,827,457 For; 787,349 Abstaining. On June 30, 2009 Michael Grealy resigned from the Board and Chris Johns was named as his replacement effective July 10, 2009. Currently, Margaret Duffy, David Dempsey, Chris Johns and Denis P. Kelleher continue to serve in their capacities as Directors of the Fund.